Exhibit 99

news

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Iacarella	Leslie Loyet
Vice President & CFO	Analyst/Media Inquiries
(605) 336-2750	(312) 640-6672
FOR IMMEDIATE RELEASE
THURSDAY, MAY 19, 2011
RAVEN INDUSTRIES REPORTS RECORD
FIRST QUARTER FISCAL 2012 RESULTS
SIOUX FALLS, SD—May 19, 2011—Raven Industries, Inc. (RAVN: Nasdaq) today announced record sales and earnings for the first quarter ended April 30, 2011. All divisions posted strong increases in sales, driven by demand for the company’s precision agriculture and engineered film products, as well as military parachutes.
For the first quarter, sales increased 19 percent to $101.5 million, from $85.0 million in the same period a year ago. First quarter net income increased 21 percent to $15.7 million, or $0.86 per diluted share, compared with $12.9 million, or $0.72 per diluted share during the same period a year ago. The Applied Technology and Aerostar divisions led this growth, where double-digit sales gains were accompanied by even higher increases in operating income.
“Our strong start was in line with our expectations,” said Daniel A. Rykhus, president and chief executive officer. “We saw broad demand across the sectors of the U.S. economy that we serve. At the same time, our international sales were very encouraging. With such a solid start, we are on track to produce another record year. Our record performance in the first quarter included spending necessary to support our growth strategy. Raven has committed to higher levels of capital investment in support of future growth. Despite this, we continued to increase cash.”
Ag Market Strength Drives Applied Technology
For the first quarter, sales in the Applied Technology Division increased 19 percent to $39.1 million versus $32.9 million last year. Operating income increased 22 percent, to $15.1 million from $12.4 million. Both the sales and earnings figures were records.
“Demand remains strong for our core products,” Rykhus said. “The strength of the U.S. ag economy has translated into solid demand across our line of field computers, guided steering and application controls. During the first quarter we also saw international sales up sharply in South America and the former Soviet Republics. The first quarter one year ago included new sales from the introduction of our SlingshotTM information management platform. As this new information management tool continues to roll out, we are finding that it has enhanced Raven’s reputation in the precision ag marketplace. We believe that it further expands the opportunity for our products to increase farm productivity and lower costs.”
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Record Quarterly Sales in Engineered Films
The Engineered Films Division posted record first quarter sales of $30.1 million, which was up 17 percent from $25.6 million in the first quarter of the prior year. Operating income was relatively flat at $4.1 million.
Rykhus stated, “Energy market sales continue to lead this division, and we experienced growth in all of our markets in the first quarter, including construction, industrial packaging and agricultural films. However, higher overhead spending and material costs are impacting our gross margins. While margins improved sequentially over the fourth quarter contraction, we saw a lag in price increase acceptance that continued to negatively impact margins. We adjusted our pricing strategy during the quarter to mitigate this lag going forward. We are encouraged by broad-based demand for our products and are making a concerted effort to increase capacity for this division in the coming year. For example, we recently upgraded our cast extruder line to produce texturized films for geomembrane applications. In addition, we have significant new capacity coming on stream in the second half of this fiscal year to expand our specialty film capabilities.”
Strong Growth and Record Profits at Aerostar
Aerostar’s sales in the first quarter were up 29 percent to $15.1 million from $11.7 million in the previous year’s first quarter. Operating income reached a quarterly record of $4.1 million, up 88 percent from $2.2 million a year earlier.
“Parachutes and protective wear led the top-line growth this past quarter,” noted Rykhus. “These are both core product lines with good visibility going forward. A year ago we were in the midst of ramping up production of our T-11 parachutes and tethered aerostats. Today we see the result of efficiencies in the form of higher profits. We expect our aerostat business to remain strong as we work through existing contracts through the first half of the fiscal year. We are in pursuit of significant follow-on orders, as well as new relationships around the globe. While we are facing a challenging military procurement process, we are confident that our solutions offer cost-effective protection for our armed forces on the ground.”
Electronic Systems Continuing to Deliver Profits
Electronic Systems’ sales in the first quarter were $19.5 million versus $16.3 million a year ago, up 20 percent. Operating income was $3.4 million this past quarter, up 9 percent from $3.1 million in the previous year’s quarter. First quarter profit margins a year ago benefited from a more favorable product mix.
Rykhus noted, “The first quarter growth was paced by sales of bed controls and avionics. We are still projecting that the remainder of the year will be relatively flat for this division as we complete certain avionics programs in the second half of the fiscal year. However, this unit continues to generate strong cash flow while at the same time provides us with the ability to in-source key manufacturing services for our Applied Technology Division. We are well-positioned as an electronics manufacturing services provider, but we also seek to generate proprietary product sales.”
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Cash Builds on a Debt-Free Balance Sheet
At April 30, 2011, cash and investment balances were $42.6 million, down from $49.5 million a year ago, but up from $38.6 million at the end of last year’s fourth quarter. Raven paid a $22.5 million special cash dividend in September 2010. First quarter operating cash flows remained strong, at $11.0 million versus $10.3 million last year. Working capital levels reflected a higher level of sales activity. Accounts receivable increased to $50.5 million compared with $43.9 million at April 30, 2010. Accounts receivable collections averaged 49 days, consistent with a year earlier. Inventories were $45.5 million, up $8.0 million from the same quarter in the prior year.
During the first quarter, Raven’s directors approved a 12.5 percent increase in the company’s regular quarterly cash dividend to 18 cents per share. This marks the company’s 25th consecutive annual cash dividend increase. The company has paid a cash dividend for 39 consecutive years.
Raven Gearing Up for Long-Term Growth
Rykhus concluded, “Continued careful and strategic investment is key to sustaining growth at Raven. We are pursuing growth markets — precision agriculture, engineered films and situational surveillance — where we have the opportunity to gain share with new products and higher production capacity. We expect challenges in the form of market and price volatility will continue. Increased investment spending for research, capacity and capabilities will tend to temper the bottom line this year relative to top-line growth, but we believe we can achieve our long-term objectives of 12 to 15 percent net income improvement. At the same time, we plan to double our investment in plant and equipment, reaching the $30 million range. We’re investing today to generate future growth in sales, earnings and cash flow.”
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace, and electronic manufacturing services markets.
Conference Call Information
Raven has scheduled a conference call today at 3:00 p.m. Eastern Time to discuss its first quarter performance, and provide an outlook for the current year. Interested investors are invited to listen to the call by visiting the Investor Relations section of the company’s Web site at www.ravenind.com several minutes before the call to register on the Events and Presentations page. In addition, a taped rebroadcast will be available beginning one hour after the call ends, and will continue through May 26, 2011. To access the rebroadcast, dial 877-870-5176 and enter this passcode: 7288019. A replay of the call will also be available at www.ravenind.com for 90 days.
Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable
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assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers—any of which could adversely affect any of the company’s product lines—as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.
FINANCIAL TABLES FOLLOW...
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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2011	2010	Change
Net sales	$101,541	$85,030	19%
Cost of sales	68,605	57,859

Gross profit	32,936	27,171	21%

Research and development expenses	2,243	2,126
Selling, general and administrative expenses	7,160	5,540

Operating income	23,533	19,505	21%

Other income (expense), net	(13)	52

Income before income taxes	23,520	19,557	20%

Income taxes	7,804	6,612

Net income	$15,716	$12,945	21%

Net income per common share:
-basic	$0.87	$0.72	21%
-diluted	$0.86	$0.72	19%

Weighted average common shares outstanding:
-basic	18,102	18,051
-diluted	18,212	18,058
RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(In thousands) (Unaudited)

	Three Months Ended April 30
			Fav (Unfav)
	2011	2010	Change
Net sales:
Applied Technology	$39,125	$32,925	19%
Engineered Films	30,091	25,633	17%
Aerostar	15,139	11,693	29%
Electronic Systems	19,477	16,288	20%
Intersegment eliminations	(2,291)	(1,509)

Total company	$101,541	$85,030	19%

Operating income:
Applied Technology	$15,074	$12,403	22%
Engineered Films	4,129	4,127	0%
Aerostar	4,062	2,164	88%
Electronic Systems	3,412	3,124	9%
Intersegment eliminations	12	(49)

Total segment income	$26,689	$21,769

Corporate expenses	(3,156)	(2,264)	(39)%

Total company	$23,533	$19,505	21%

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RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands) (Unaudited)

	April 30	January 31	April 30
	2011	2011	2010
ASSETS
Cash, cash equivalents and short-term investments	$42,625	$38,563	$49,472
Accounts receivable, net	50,542	39,967	43,946
Inventories	45,538	43,679	37,546
Other current assets	5,991	5,972	6,305

Total current assets	144,696	128,181	137,269

Property, plant and equipment, net	42,409	41,522	33,047
Other assets, net	17,130	18,057	19,805

	$204,235	$187,760	$190,121

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$17,447	$16,715	$14,450
Accrued and other liabilities	19,815	17,620	20,657

Total current liabilities	37,262	34,335	35,107

Other liabilities	12,637	12,211	11,378
Shareholders’ equity	154,336	141,214	143,636

	$204,235	$187,760	$190,121

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended April 30
	2011	2010
Cash flows from operating activities:
Net income	$15,716	$12,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,985	1,738
Other operating activities, net	(6,693)	(4,347)

Net cash provided by operating activities	11,008	10,336

Cash flows from investing activities:
Capital expenditures	(3,585)	(1,585)
Other investing activities, net	228	406

Net cash used in investing activities	(3,357)	(1,179)

Cash flows from financing activities:
Dividends paid	(3,254)	(2,885)
Other financing activities, net	100	—

Net cash used in financing activities	(3,154)	(2,885)

Effect of exchange rate changes on cash	65	16

Net increase in cash and cash equivalents	4,562	6,288
Cash and cash equivalents at beginning of period	37,563	40,684

Cash and cash equivalents at end of period	42,125	46,972
Short-term investments	500	2,500

Cash, cash equivalents and short-term investments	$42,625	$49,472

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